Exhibit 10.4

Certain identified information has been marked in the exhibit because it is both (i) not material and

(ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Supply Agreement

This Supply Agreement is made effective as of the Effective Date by and between:

Translate Bio MA, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 29 Hartwell Avenue, Lexington, MA 02421 USA (“TBio”)

- and -

Sanofi Pasteur Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at Discovery Drive, Swiftwater, PA 18370 USA (“Sanofi Pasteur” or “Sanofi”)

Sanofi Pasteur and TBio are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS:

1. The Parties entered into a Collaboration and License Agreement executed on June 8, 2018 (as amended, the “Collaboration and License Agreement”), for the purpose of licensing TBio’s mRNA technologies to Sanofi Pasteur in support of certain Sanofi Pasteur vaccine development activities;

2. Section 4.1.1 of the Collaboration and License Agreement provides that TBio shall be responsible for manufacturing and supplying non-clinical cGLP or cGMP Products, related Materials and investigational Products, in each case, as required by and pursuant to the Collaboration Plan, and once executed, the Supply Agreement;

3. Section 4.4 contemplates the negotiation and execution of a supply agreement between the Parties within [**] of the Closing Date, whereby such supply agreement shall govern the terms of the supply of Products by TBio as required by the Collaboration;

4. TBio shall also supply under this Supply Agreement certain Research Materials and Tech Transfer Materials (each as defined below), whereas supply of Research Materials being provided pursuant to material transfer terms set forth herein; and whereas supply of Tech Transfer Materials in support of manufacturing shall be pursuant to separate technical transfer terms; and

5. This Supply Agreement is intended to satisfy the foregoing requirements.

NOW THEREFORE in consideration of the premises and the terms and conditions contained in this Supply Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

Article 1 – Purpose, Definitions and Interpretation

1.1 The purpose of this Supply Agreement is to provide the terms and conditions under which TBio shall use Commercially Reasonable Efforts to manufacture and supply Sanofi Pasteur with (1) non-cGMP pre-clinical Products and (2) cGMP clinical Products ((1) and (2) defined further below as “Non-clinical Supply” and “Clinical Supply”, respectively), as well as (3) Research Materials and (4) Tech Transfer Materials ((1), (2), (3), and (4) collectively, “Deliverables”).

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1.2 The terms of this Supply Agreement are meant to supplement the provisions of the Collaboration and License Agreement with regard to the supply of Deliverables.

1.3 In addition to the Collaboration and License Agreement and the Supply Agreement, the Parties have entered into Quality Agreements attached hereto as Schedules B and C. In the event of any inconsistency between the terms of the Quality Agreements and the terms of this Supply Agreement and the terms of the Collaboration and License Agreement, the terms of the Collaboration and License Agreement shall prevail and govern except: 1) in regard to the specific supply of Deliverables, in which case this Supply Agreement shall prevail and govern, but the Collaboration and License Agreement shall govern as to the time periods that TBio is required to supply Deliverables, and 2) in regard to the specific quality aspects of the supply of Deliverables, in which case the terms of the applicable Quality Agreement shall prevail and govern.

1.4 The following terms shall have the following meanings in this Supply Agreement:

(a) “cGLP” means current Good Laboratory Practice (GLP) regulations as defined in:

•	FDA regulations for current good laboratory practices as set forth in 21 CFR Part 58 and any related or successor regulations thereto; and

•	FDA Guidance for Industry cGLP for Investigational Drugs.

(b) “Clinical Supply” means cGMP Products to be used by Sanofi Pasteur for clinical purposes in accordance with the Collaboration and License Agreement.

(c) “Non-clinical Supply” means cGLP (but non-cGMP) Products to be used by Sanofi Pasteur for preclinical safety purposes and therefore must be produced with appropriate characterization and documentation and otherwise in accordance with the Non-Clinical Supply Quality Agreement in Schedule B. Sanofi Pasteur shall be entitled to complete comparability exercises between such cGMP-like batches and their cGMP equivalents.

(d) “Tech Transfer Materials” means non-GMP Products and other Materials supporting tech transfer and process improvement activities in accordance with the Technology and Process Transfer Plan (as amended).

(e) “Research Materials” means Products and other Materials, non-cGMP, provided in support of Sanofi Pasteur’s research activities per the terms of section 2.3 hereunder.

(f) “Specifications” means any specifications related to the quality, composition, or other attributes of the Deliverables.

(g) “Technical Reports” means any reports generated by a Party, or in the case of TBio, by its Service Providers, which document the Know-How generated through any manufacturing or other activities performed hereunder.

1.5 Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Collaboration and License Agreement.

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1.6 All references to monetary amounts are to USD ($).

1.7 The descriptive headings of Articles are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles. The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Supply Agreement to such Person or circumstances as the context otherwise permits.

Article 2 – Supply of Deliverables

2.1 TBio has agreed to supply Sanofi Pasteur with Non-clinical Supply as required by and pursuant to the Collaboration and License Agreement. The payment terms of such supply arrangements are set out in Article 5 and Schedule A attached hereto. The Specifications for Non-clinical Supply furnished under this Section 2.1 are set out in the Quality Agreement in Schedule B attached hereto.

2.2 TBio has agreed to supply Sanofi Pasteur with Clinical Supply as required by and pursuant to the Collaboration and License Agreement. Such Deliverables shall consist of vialed materials. The payment terms of such supply arrangements are set out in Schedule A attached hereto. The Specifications for Deliverables furnished under this Section 2.2 are set out in the Quality Agreement in Schedule C attached hereto.

2.3 TBio hereby agrees to supply Sanofi Pasteur with Research Materials as set forth in Schedule E hereto; provided, however, that such supply shall only include research grade proprietary, purified and characterized mRNA and stable mRNA-LNP formulations for performing optimization and formulation studies, in an amount not to exceed [**] of total Research Materials in a calendar year unless mutually agreed in writing by the Parties. The payment arrangements of such supply shall be consistent with the treatment of Collaboration funding (see Collaboration and License Agreement Section 7.1), however, Research Materials need not be included in the Collaboration Budget.

2.4 TBio hereby agrees to supply Sanofi Pasteur with Tech Transfer Materials in accordance with the Technology and Process Transfer Plan, as part of which plan TBio agrees to make available those materials set forth in RC1, RC2, DC1, DC2, DC3, DC4, and proprietary raw material for process optimization consistent with the Technology and Process Transfer Plan, as well as any additional Tech Transfer Materials as mutually agreed by the Parties. This shall include supply of Tech Transfer Materials for support training for lab scale (up to [**]), [**]-scale drug substance and [**]-scale drug product in accordance with the Tech Transfer Plan. The payment arrangements of such supply shall be consistent with the Technology and Process Transfer Plan.

2.5 The Parties agree that if Sanofi Pasteur requests TBio to perform additional activities or supply Deliverables for further uses not set out expressly herein, Sanofi Pasteur shall generate a draft Work Order, the Parties shall mutually discuss such draft Work Order, TBio shall issue a quotation for such additional activities, the Work Order shall be updated accordingly and shall be deemed to be accepted by Sanofi Pasteur if it signs such in respect thereof referencing this Supply Agreement, and which Work Order shall be deemed accepted by TBio if the Work Order is filled out completely, including Table D, and an authorized representative of TBio signs such Work Order, which acceptance shall not be unreasonably withheld.

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Article 3 – Monitoring, Ordering, Release, Delivery & Storage of Non-clinical Supply and Clinical Supply

3.1 To the end of monitoring Sanofi’s demand of Non-clinical Supply and Clinical Supply so that TBio is able to meet Sanofi’s requirements without interference with TBio’s other programs, Sanofi Pasteur shall share with TBio a non-binding, confidential document estimating Sanofi Pasteur’s expected Non-clinical Supply and Clinical Supply needs and related timelines; and TBio shall, within a reasonable response time not to exceed [**], share with Sanofi Pasteur a non-binding, confidential document detailing TBio’s estimates of its costs and available manufacturing capabilities to meet Sanofi’s expected Non-clinical Supply and Clinical Supply needs, including insofar as such capabilities are to be provided by Service Providers. Sanofi’s estimates of its expected Non-clinical Supply and Clinical Supply needs shall cover an initial period of [**], and shall be updated or confirmed at least every [**], but may be updated at any other times at its discretion, and TBio shall update its document in response thereto within a reasonable response time. TBio shall also submit to Sanofi [**] reports detailing work progress in support of the supply activities hereunder.

3.2 For orders of Non-clinical Supply and Clinical Supply covered by Sections 2.1 and 2.2 hereto, respectively, specific orders for Non-clinical Supply and Clinical Supply shall be placed by Sanofi Pasteur using an appropriately modified version of the Work Order set forth in Schedule D attached hereto, which may or may not follow issuance of a quotation or Work Order by TBio. Each Work Order shall be mutually agreed by the Parties, such agreement not to be unreasonably withheld or delayed, with such Work Order being effective only after the Work Order is filled out completely, including Table D, and authorized representatives of both Parties sign the Work Order.

3.3 Clinical Supply supplied by TBio hereunder shall be manufactured in accordance with cGMP and shall conform to the Specifications in Schedule C.

3.4 Non-clinical Supply and Clinical Supply provided to Sanofi Pasteur shall be released by TBio in accordance with its standard operating procedures, applicable laws and the terms of the Quality Agreements attached hereto as Schedules B and C.

3.5 Non-clinical Supply and Clinical Supply supplied by TBio shall be supplied delivery duty unpaid (DAP, Incoterms 2010) to the delivery address specified on the applicable Work Order, at Sanofi Pasteur’s expense. Any taxes incurred by TBio in the manufacture and supply of Non-clinical Supply and Clinical Supply to Sanofi Pasteur shall be at Sanofi Pasteur’s expense, in accordance with the relevant Work Order.

3.7 Tech Transfer Materials and Research Materials may be manufactured on a non cGMP/non GLP basis.

3.8 Title to the Deliverables supplied by TBio hereunder shall pass to Sanofi Pasteur once the Products are delivered to the applicable destination as agreed by the Parties in accordance with Section 3.5 above. Upon request, TBio may secure such insurance as Sanofi Pasteur may require with regard to such shipments, at Sanofi Pasteur’s expense.

3.9 TBio shall, in accordance with the terms of a Work Order and the requirements of the relevant Quality Agreement, provide storage for any Deliverables supplied hereunder either at its own facilities, or at its Service Providers’ facilities, if available, at Sanofi Pasteur’s expense.

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Article 4 – Regulatory and Service Provider Change of Control

4.1 Each Party shall promptly inform the other Party of any material changes in Deliverables of which it becomes aware that may affect the other Party’s ability to use the Deliverables or otherwise impact the Parties rights and obligations under the Collaboration and License Agreement. In addition to any obligations under Section 4.2.2 of the Collaboration and License Agreement, with regard to any Deliverables, TBio shall use Commercially Reasonable Efforts to notify Sanofi Pasteur of any material change to the manufacturing process for Deliverables that TBio believes may have regulatory impact as set out in the Quality Agreements in Schedule B & C attached hereto.

4.2 TBio shall promptly notify Sanofi Pasteur in the event it becomes aware of a change of control of a Service Provider and/or supplier of raw material engaged in support of manufacturing of Deliverables supplied hereunder.

Article 5 – Prices and Payment

5.1 From the Effective Date until December 31, 2020, Sanofi Pasteur shall pay TBio the price for the Non-clinical and Clinical Supply as set out in Schedule A and in any subsequent Work Orders issued by Sanofi Pasteur hereunder, to which price shall be added a mark-up of [**] percent ([**]%) for all applicable costs and expenses scheduled to be incurred, and activities scheduled to occur, under such Work Orders prior to January 1, 2021, and to which price shall be added a mark-up of [**] percent ([**]%) for all applicable costs and expenses scheduled to be incurred, and activities scheduled to occur, under such Work Orders on or after January 1, 2021.

5.2 Beginning on January 1, 2021, Sanofi Pasteur shall pay TBio the price for the Non-clinical and Clinical Supply as set out in Schedule A and in any subsequent Work Orders issued by Sanofi Pasteur hereunder, to which price shall be added a mark-up of [**] percent ([**]%) for all such Work Orders placed after January 1, 2021.

5.3 Beginning on the Second Closing Date, Sanofi Pasteur shall pay TBio, within [**] of receipt of a properly submitted invoice, a sum of [**] dollars ($[**]) per year, payable in four quarterly payments of $[**], to serve as pre-payment for Manufacturing Costs and the [**]% or [**]% mark-up, as applicable, actually incurred hereunder. The first such quarterly payment shall be eligible for invoicing at the beginning of the first full calendar quarter following the Second Closing Date. In the event that Manufacturing Costs and the [**]% or [**]% mark-up, as applicable, in a given quarter are less than the amount of the quarterly pre-payment, TBio shall credit the difference to future Manufacturing Costs and the [**]% or [**]% mark-up, as applicable, incurred in the same calendar year. If a quarterly payment is insufficient to cover Manufacturing Costs and the [**]% or [**]% mark-up, as applicable, for a given quarter, TBio shall invoice such additional Manufacturing Costs and the [**]% or [**]% mark-up, as applicable, in that quarter. In the event of termination of this Agreement, Sanofi Pasteur shall pay any non-cancellable or already incurred Manufacturing Costs for the [**] following the effective date of such termination, and shall receive a refund of any unused credit.

5.4 TBio will invoice Sanofi Pasteur for the manufacture of Non-clinical and Clinical Supply in accordance with Schedule A on a [**] basis for costs actually incurred over the previous [**]. In addition to the applicable price, Sanofi Pasteur agrees to reimburse TBio for shipping, storage and duties levied on, each shipment of Deliverables, as set forth in the corresponding invoice.

5.5 If there is any increase in the price for Deliverables estimated in any effective Work Order, TBio will issue to Sanofi Pasteur a change order for such Work Order for Sanofi Pasteur to approve the increase in price, where such Work Order will include prominent language that it requires a response within [**] or a prominently identified shorter time period if absolutely required because the applicable work is in progress. If Sanofi Pasteur fails to return an executed change order (or other written communication) approving the increase in price within [**], or such shorter time period if absolutely required, of TBio’s issuance of such change order, such Work Order shall be deemed accepted, and TBio may proceed with the work per the updated budget.

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5.6 Each invoice shall include details for each charge corresponding to the items in Schedule A.

5.7 The Parties agree that the payment of such invoices shall be made in US Dollars by Sanofi Pasteur not later than [**] from the date the invoice is received, and in any event before the date on which TBio must make a corresponding payment to its Service Provider(s) (advance notice of which TBio shall provide to Sanofi Pasteur in the relevant Work Order), by wire transfer to the following account:

Company Name: Translate Bio MA, Inc.

Bank Name: [**]

Bank Address: [**]

ABA Wire Transfer: [**]

Account Number: [**]

In the event that a Service Provider engaged in support of manufacturing of Product supplied hereunder demands payment in a foreign currency, TBio shall perform currency conversions in a manner consistent with its standard accounting practices applicable to any similar transaction.

5.8 All payments under this Supply Agreement shall be made by Sanofi Pasteur to TBio without deduction of any applicable withholding taxes.

5.9 TBio shall also issue invoices to Sanofi Pasteur using a modified Work Order for any Manufacturing Costs and the [**]% or [**]%, as applicable, that TBio is required by the applicable Service Provider to prepay and for which TBio seeks advance payment from Sanofi, but only to the extent such prepayment obligations exceed the any unused funds available from any of Sanofi Pasteur’s prior quarterly pre-payments (Section 5.2).

5.10 TBio shall notify Sanofi Pasteur if a Service Provider offers to reduce its portion of Manufacturing Costs or delivery times under a Work Order through payment to a Service Provider of upfront fees, and, if Sanofi Pasteur provides written approval thereof, TBio shall issue invoices to Sanofi Pasteur for the pro rata portion of such upfront fees attributable to Deliverables to be delivered under this Agreement.

5.11 Sanofi Pasteur agrees to pay all undisputed invoices under Sections 5.6 and 5.7 in accordance with Section 5.7 and the remainder of this Article 5. TBio shall have no obligation to transfer any affected Deliverable while any such undisputed invoice is both past due or outstanding.

5.12 To expedite resolution of any payment issues, the Parties shall be entitled to communicate with each other via the following Finance contacts:

For TBio:     [**]

 29 Hartwell Avenue

 Lexington, MA 02421

 [**]

For SP:         [**]

 1755 Steeles Avenue West

 Toronto, ON M2R 3T4 Canada

 [**]

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Article 6 – Conditions of Use of Deliverables

6.1 Except as provided for in the case of Research Materials, Sanofi Pasteur shall use the Deliverables solely in accordance with the Collaboration and License Agreement and applicable, executed material transfer agreement in the form set forth in Schedule E.

6.2 TBio has no obligation to provide to Sanofi Pasteur any Deliverable or related documentation disclosing technology that Sanofi Pasteur has not licensed under the Collaboration and License Agreement. However, delivery of such Deliverable or documentation constitutes Sanofi Pasteur’s acceptance of Licensed Technology associated with such Deliverable or related documentation.

Article 7 – Advice regarding Manufacturing Costs

7.1 Sanofi Pasteur may provide, and TBio agrees to consider in good faith, advice with regard to measures that could be taken to reduce Manufacturing Costs.

Article 8 – Non-Conforming Deliverables

8.1 In the event that either: a) any Clinical Supply does not comply with cGMP (if intended for human or toxicological use) or b) otherwise any Clinical Supply or Non-clinical Supply fails to comply in all material respects with its Specifications, in either case due to the negligence, willful misconduct or breach of agreement by TBio or any of its Service Providers, TBio’s sole and exclusive liability shall be either:

(i) to seek production of replacement Materials by the TBio Service Provider(s), or to have TBio perform such production or replacement itself (if the failure happened during a manufacturing step that TBio was to perform itself), or

(ii) to refund to Sanofi Pasteur the markup ([**]% or [**]%, as applicable) over Manufacturing Costs charged by TBio and, in the event that any non-compliance event was due to the negligence, willful misconduct or breach of agreement by a TBio Service Provider, to pay to Sanofi Pasteur any and all recovery amounts it receives from the applicable Service Provider, and in the event due to TBio’s breach of agreement, negligence or willful misconduct, to pay to Sanofi Pasteur a sum equal to the Manufacturing Costs plus the applicable mark-up in each of (i) and (ii) to the extent not already refunded or credited to Sanofi Pasteur, with respect to such Deliverable’s non-compliance or non-conformity. TBio hereby agrees to use Commercially Reasonable Efforts to seek production of replacement Materials or compensation from the applicable Service Provider for any such non-compliance or non-conformity.

8.2 In the event that either: a) any Clinical Supply does not comply with cGMP (if intended for human or toxicological use) or b) otherwise any Clinical Supply or Non-clinical Supply fails to comply in all material respects with its Specifications, in either case due to causes solely other than the negligence, willful misconduct or breach of this Agreement by TBio or any of its Service Providers, then Sanofi Pasteur shall be wholly responsible for, and bear all costs associated with, such Deliverable’s non-compliance or non-conformity but solely to the extent of such other causes..

8.3 To the extent a claim for damages is attributable under Sections 8.1 to TBio or TBio Service Providers, any liability and/or recovery shall be apportioned in an amount relative to TBio’s negligence, willful misconduct or breach of this Agreement or such Service Provider’s negligence, willful misconduct or breach of agreement. Any claim for damages under Section 8.1 must be made in writing by Sanofi Pasteur, accompanied by test results confirming the relevant non-conformance and return to TBio of

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the non-conforming Deliverables, within [**] after delivery of the non-conforming Deliverable unless such non-conformance cannot reasonably be assessed during such [**] period, in which case Sanofi Pasteur must provide such information and return within [**] after Sanofi Pasteur first becomes aware of such non-conformance.

Article 9 – Audits

9.1 TBio shall keep or have kept accurate records in compliance with cGMP, any other applicable Laws, the terms of this Supply Agreement, the Quality Agreements, TBio’s Third Party contracts, the Collaboration and License Agreement and any other applicable agreements, in connection with the production of all Clinical Supply hereunder. TBio shall permit Sanofi Pasteur to conduct audits and examine such records and manufacturing facilities in accordance with the Quality Agreements.

Article 10 – Indemnity, Liability and Insurance

10.1 Sanofi Pasteur agrees to indemnify, defend and hold harmless the Translate Bio Indemnitees in accordance with Section 15.2 of the Collaboration and License Agreement.

10.2 TBio agrees to indemnify, defend and hold harmless the Sanofi Indemnitees in accordance with Section 15.1 of the Collaboration and License Agreement.

10.3 TBio will procure and maintain during the Term, at its own expense, a property damage and a cargo insurance policy, as well as a comprehensive general liability insurance coverage, each in an amount so as to adequately cover its activities and obligations hereunder and consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope. Such insurance policies shall include coverage for the liability incurred for property damage to Products (including Clinical Supply and other materials supplied hereunder) while such goods are in TBio’s possession, care, custody or control. The existence of such insurance will not limit TBio’s liability hereunder; provided however that, TBio’s liability shall be limited to $[**] in any given calendar year with respect to all claims made against TBio under this Agreement in that same calendar year. Upon written request of Sanofi, TBio shall provide evidence of such insurance coverage, and shall, name Sanofi Pasteur as a loss payee under such policies.

Article 11 – Recalls and Other Similar Actions

11.1 If, at any time, a Governmental Authority requires Sanofi Pasteur to recall or take a similar action with respect to the Products for whatever reason, Sanofi Pasteur shall promptly notify TBio and shall share with TBio all the decisions made by Sanofi Pasteur relating to this recall or similar action.

11.2 If, at any time, any Governmental Authority requires TBio to proceed with a recall of a Product or take a similar action, including but not limited to a clinical hold, with respect thereto, TBio shall promptly notify Sanofi Pasteur and shall share with Sanofi Pasteur all the decisions made by TBio relating to this recall or similar action.

Article 12 – Term and Termination

12.1 This Supply Agreement shall be effective as of December 20, 2019 (the “Effective Date”) and shall remain in effect unless terminated in accordance with Section 12.2, 12.3 or 12.4.

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12.2 This Supply Agreement may be terminated by mutual consent of the Parties.

12.3 This Supply Agreement may be terminated by Sanofi Pasteur at will on six (6) months’ prior written notice to TBio.

12.4 TBio may terminate this Supply Agreement in the event of a breach by Sanofi Pasteur of its payment obligations hereunder if Sanofi Pasteur does not cure such breach within [**] of receipt of written notice thereof; provided however that such termination shall not relieve TBio of any of its obligations under the Collaboration and License Agreement.

12.5 Sanofi Pasteur may terminate this Supply Agreement immediately in the event that TBio does not provide Products, Clinical Supply and/or Non-Clinical Supply in a timely manner, evidenced by a delay of more than [**] from an agreed delivery date for reasons other than Force Majeure.

12.6 In the event of termination of this Supply Agreement, further work on Work Orders in process as of such termination notice shall be immediately terminated unless Sanofi Pasteur requests that such work continue, in its sole discretion. Sanofi Pasteur’s payment obligations with respect to such immediately terminated Work Orders under this Section 12.6 shall survive any termination of this Supply Agreement, provided that such obligations are incurred prior to the effective date of, or due to, such termination and are non-cancellable.

12.7 For the sake of clarity, this Supply Agreement shall not imply any additional rights to Sanofi Pasteur to terminate the Collaboration and License Agreement.

Article 13 – General

13.1 This Supply Agreement, including its recitals, which form a part hereof, embodies the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements whether express or implied, written or oral, as to such subject matter except as set out in the Collaboration and License Agreement and the Quality Agreements attached hereto.

13.2 No provision on any Sanofi Pasteur Work Order form or on TBio’s general terms and conditions of sale or invoice, which may purport to impose different terms and conditions upon Sanofi Pasteur or TBio, shall modify the terms and conditions set forth herein.

13.3 Should any provision of this Supply Agreement be considered void under applicable laws, the Parties will meet and replace in good faith the said provision with respect to the spirit of the Collaboration and License Agreement, this Supply Agreement and their common understanding. It is clearly understood that the other provisions of this Supply Agreement will remain in full force and shall bind the Parties.

13.4 The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Supply Agreement.

Article 14 – Incorporation of Various Terms of Collaboration and License Agreement

14.1 In addition to any specific provisions of the Collaboration and License Agreement that have already been referred to elsewhere in this Supply Agreement, the following additional provisions of the Collaboration and License Agreement, as amended from time to time, are hereby also incorporated by reference, however subject to any necessary and applicable modifications in the interpretation of this Supply Agreement.

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(a)	Article 1—Definitions
(b)	Section 2.1 – Purpose
(c)	Article 4 – Manufacturing & Technology and Process Transfer
(d)	Article 13 – Confidentiality, Publications and Press Releases
(e)	Article 14 – Representations and Warranties
(f)	Section 17.4 – Dispute Resolution
(g)	Section 17.8 – Force Majeure
(h)	Section 17.11 – Notices
(i)	Section 17.18 – Governing Law

Article 15 – Counterparts

This Supply Agreement may be executed in two (2) counterparts each of which shall be deemed an original, and which taken together shall constitute one and the same instrument.

[signatures on next page]

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IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the date last signed below by their duly authorized officers.

Sanofi Pasteur Inc. By: /s/ John Shiver Name: John Shiver Title: Senior Vice President Research & Development	Translate Bio MA, Inc. By: /s/ Ronald C. Renaud, Jr. Name: Ronald C. Renaud, Jr Title: Chief Executive Officer

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